  Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Third Quarter 2019 Financial Results Reflecting Strong Growth from India Biofuels Plant
Reports 145% year to date increase in biodiesel sales volumes from 15,176 metric tons to 37,104 metric tons

CUPERTINO, Calif. – November 14, 2019 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and nine months ended September 30, 2019.

Aemetis’ third quarter of 2019 included significant announcements related to the market expansion of its India plant and the opening of new customer segments in India:

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Third quarter revenues from India operations of $19.6M
■
223% increase from the third quarter of the prior year
■
76% increase from second quarter of 2019
■
34% of consolidated company revenue for the third quarter of 2019

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Year to date revenues from India operations of $36.0M
■
108% increase from the first three quarters of the prior year
■
24% of consolidated company revenue for the first three quarters of 2019

“The Aemetis team in India is executing on a rapid increase in production and revenues to meet strong growth in domestic market demand for biofuels in India. The Aemetis team in the United States is building dairy digesters to produce renewable natural gas, constructing lower carbon production enhancements for our ethanol plant, and engineering the Aemetis Riverbank advanced biofuels plant,” stated Eric McAfee, Chairman and CEO of Aemetis. “These four business units have provided solid revenue growth during 2019 and positioned Aemetis as a leading producer of low carbon renewable fuels and chemicals that improve air quality, reduce greenhouse gas emissions, expand employment, and reduce dependence on imported crude oil in the U.S. and India.”

In addition to four upgrades at the Aemetis ethanol plant near Modesto, Aemetis is completing the first phase of a $50+ million renewable natural gas project to collect and upgrade biogas from about a dozen dairies. Aemetis continues to advance its ultra-low carbon California cellulosic ethanol biorefinery, which is expected, upon completion, to add approximately $80 million of high margin revenues. Utilizing thousands of tons of waste wood from California’s Central Valley, the Aemetis cellulosic ethanol biorefinery is expected to produce the state’s lowest carbon ethanol fuel and reduce greenhouse gas emissions in the process.

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended September 30, 2019

Revenues were $57.4 million for the third quarter of 2019 compared to $44.6 million for the third quarter of 2018, driven by a 222% increase in biodiesel sales volumes from 6.0 thousand metric tons to 19.3 thousand metric tons. In addition, quarter over quarter volumes for biodiesel grew by 6.8 thousand metric tons, or 54%, from 12.5 thousand metric tons during the second quarter of 2019, and 5.3 thousand metric tons during the first quarter of 2019. Revenues from the India segment were $19.6 million and accounted for 34% of total revenue. North America segment revenues softened by 2% from $38.6 million during the third quarter of 2018 to $37.8 million during the third quarter of 2019.

Gross profit for the third quarter of 2019 rose to $4.0 million, compared to a gross profit of $2.7 million during the third quarter of 2018. India segment accounted for $4.2 million of the reported, consolidated gross profits.

Selling, general and administrative expenses were $4.5 million during the third quarter of 2019, compared to $3.9 million during the third quarter of 2018.

Operating loss was $0.6 million for the third quarter of 2019, a reduction from the operating loss of $1.3 million for the third quarter of 2018.

Interest expense during the third quarter of 2019, excluding accretion in connection with preference payments on the Series A preferred units in the Aemetis Biogas LLC subsidiary, was $6.3 million, compared to $5.4 million during the third quarter of 2018. Additionally, the Aemetis Biogas initiative recognized $589 thousand of accretion in connection with preference payments on its preferred stock.

Net loss was $7.2 million for the third quarter of 2019, compared to a net loss of $6.6 million for the third quarter of 2018.

Cash at the end of the third quarter of 2019 was $0.9 million, compared to $1.2 million at the end of 2018.

Financial Results for the Nine Months Ended September 30, 2019

Revenues were $149.9 million for the first three quarters of 2019, an increase of $17.2 million compared to $132.7 million for the first three quarters of 2018. This increase in revenues was driven by strong demand for biodiesel in India during the second and third quarters of 2019, as a result of supplying the India oil marketing companies s as well as domestic retail, mining and bulk customers with biodiesel product. North America segment remained steady between the two periods.

Selling, general and administrative expenses were $12.7 million during the first three quarters of 2019, compared to $11.3 million during the first three quarters of 2018.

Operating loss increased to $6.0 million for the first three quarters of 2019, compared to an operating loss of $4.2 million for the first three quarters of 2018.

Interest expense, excluding accretion in connection with preference payments on Series A preferred units in the Aemetis Biogas LLC subsidiary, decreased to $19.1 million during the first three quarters of 2019, compared to interest expense of $19.8 million during the first three quarters of 2018. Additionally, the Aemetis Biogas initiative recognized $1.5 million of accretion in connection with preference payments on its preferred stock.

Net loss was $31.8 million for the first three quarters of 2019, compared to a net loss of $24.0 million during the first three quarters of 2018, due to a second quarter one-time charge of $6.2 million for loss contingency on litigation.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense, loss contingency on litigation and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our biogas and cellulosic ethanol businesses in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$57,389	$44,635	$149,896	$132,681
Cost of goods sold	53,407	41,967	142,992	125,379
Gross profit	3,982	2,668	6,904	7,302

Research and development expense	37	74	160	191
Selling, general and admin. expense	4,529	3,893	12,715	11,289
Operating loss	(584)	(1,299)	(5,971)	(4,178)

Interest expense
Interest rate expense	5,396	4,692	15,572	13,395
Debt related fees and amort. expense	946	719	3,565	6,395
Accretion of preference payments on Series A preferred units	589	--	1,509	--
Loss contingency on litigation	--	--	6,200	--
Other (income) expense	(289)	(61)	(1,001)	2
Loss before income taxes	(7,226)	(6,649)	(31,816)	(23,970)

Income tax expense	--	--	7	6

Net loss	$(7,226)	$(6,649)	$(31,823)	$(23,976)

Less: Net loss attributable to non-controlling interest	(900)	(792)	(2,832)	(2,386)
Net loss attributable to Aemetis, Inc.	(6,326)	(5,857)	(28,991)	(21,590)

Net loss per common share
Basic	$(0.31)	$(0.29)	$(1.42)	$(1.07)
Diluted	$(0.31)	$(0.29)	$(1.42)	$(1.07)

Weighted average shares outstanding
Basic	20,554	20,252	20,433	20,220
Diluted	20,554	20,252	20,433	20,220

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$919	$1,188
Accounts receivable	5,421	1,096
Inventories	3,521	6,129
Prepaid and other current assets	2,744	1,898
Total current assets	12,605	10,311
Property, plant and equipment, net	80,843	78,492
Other assets	3,235	3,018
Total assets	$96,683	$91,821

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$17,453	$13,500
Current portion of long term debt	5,059	2,396
Short term borrowings	17,417	14,902
Mandatorily redeemable Series B stock	3,124	3,048
Other current liabilities	15,429	8,733
Total current liabilities	58,482	42,579

Total long term liabilities	184,953	164,824

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	21	20
Additional paid-in capital	86,708	85,917
Accumulated deficit	(222,195)	(193,204)
Accumulated other comprehensive loss	(3,715)	(3,576)
Non-controlling interest	(7,572)	(4,740)
Total stockholders’ deficit	(146,752)	(115,582)
Total liabilities and stockholders' deficit	$96,683	$91,821

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net loss attributable to Aemetis, Inc.	$(6,326)	$(5,857)	$(28,991)	$(21,590)
Adjustments:
Interest expense	5,545	4,708	16,620	17,725
Loss contingency on litigation	--	--	6,200	--
Depreciation expense	1,103	1,158	3,337	3,457
Accretion of preference payments on Series A preferred units	589	--	1,509	--
Share-based compensation	144	202	630	805
Intangibles and other amortization expense	12	35	36	105
Income tax expense	--	--	7	6
Total adjustments	7,393	6,103	28,339	22,098
Adjusted EBITDA	$1,067	$246	$(652)	$508

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Ethanol
Gallons sold (in millions)	15.8	16.7	48.1	49.1
Average sales price/gallon	$1.74	$1.78	$1.75	$1.79
WDG
Tons sold (in thousands)	106.2	108.5	319.9	316.2
Average sales price/ton	$83	$75	$82	$77
Delivered cost of corn
Bushels ground (in millions)	5.6	5.8	16.9	17.1
Average delivered cost / bushel	$5.53	$4.78	$5.37	$4.91
Biodiesel
Metric tons sold (in thousands)	19.3	6.0	37.1	15.2
Average sales price/metric ton	$882	$867	$868	$893
Refined glycerin
Metric tons sold (in thousands)	2.0	1.0	3.9	3.7
Average sales price/metric ton	$470	$852	$554	$1,010